As filed with the Securities and Exchange Commission on August 1, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVERY DENNISON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-1492269

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

207 Goode Avenue
Glendale, California 91203

(626) 304-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

AVERY DENNISON CORPORATION

2005 EXECUTIVE VARIABLE DEFERRED RETIREMENT PLAN, AS AMENDED AND RESTATED

(Full title of the plan)

Susan C. Miller, Esq.

Senior Vice President, General Counsel and Secretary

Avery Dennison Corporation

207 Goode Avenue

Glendale, California 91203

(626) 304-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Joshua A. Dean, Esq.

Sheppard, Mullin, Richter & Hampton LLP

650 Town Center Drive, Fourth Floor

Costa Mesa, California 92626

(714) 513-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Deferred Compensation Obligations (3)	$30,000,000	100%	$30,000,000	$3,735

(1) Estimated solely for purposes of computing the registration fee.

(2) Calculated pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”).

(3) The Deferred Compensation Obligations are unsecured general obligations of Avery Dennison Corporation to pay deferred compensation in accordance with the terms of the Avery Dennison Corporation 2005 Executive Variable Deferred Retirement Plan, as amended and restated.

Explanatory Note

This Registration Statement on Form S-8 is being filed pursuant to General Instruction E to Form S-8 for the purposes of registering an additional $30,000,000 of Deferred Compensation Obligations to be issued pursuant to the Avery Dennison Corporation 2005 Executive Variable Deferred Retirement Plan, as amended and restated (the “Plan”).

On a Registration Statement on Form S-8 (Registration Statement No. 333-166832) that Avery Dennison Corporation (the “Company”) filed on May 14, 2010, the Registrant previously registered $30,000,000 of its Deferred Compensation Obligations.

As permitted by General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the prior Form S-8, including all exhibits filed therewith or incorporated therein by reference, to the extent not otherwise amended or superseded by the contents hereof.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Avery Dennison Corporation (the “Company”) with the Commission are hereby incorporated by reference in this Registration Statement:

• the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017;

• the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ending March 31, 2018 and June 30, 2018;

• the Company’s Current Reports on Form 8-K filed on April 25, 2018 (with respect to Item 2.05 only) and April 27, 2018;

• portions of the Company’s Proxy Statement on Schedule 14A filed on March 15, 2018 that are incorporated by reference into Part III of the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017; and

• the description of the Company’s common stock, par value $1.00 per share, set forth in the Company’s Current Report on Form 8-K filed on September 18, 2013, and any amendments or reports filed updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The 2005 Executive Variable Deferred Retirement Plan, as amended and restated (the “Plan”), provides designated management employees (the “Participants”) with an opportunity to defer a portion of their pre-tax compensation (including salary and Annual Incentive Plan awards) and accumulate tax-deferred earnings (or losses) thereon. Each Participant is an unsecured general creditor of the Company with respect to his or her Plan benefits. Benefits are payable solely from the Company’s general assets, and are subject to the risk of corporate insolvency. Each Participant’s deferred compensation will be commingled with the general funds of the Company and may therefore be subject to a lien or security interest of other creditors.

The amount of compensation to be deferred by each Participant is based on elections by the Participant in accordance with the terms of the Plan, and the obligations of the Company to pay such deferred compensation (the “Obligations”) will become due on retirement, death or other termination of employment in the form and on the date or dates determined in accordance with the Plan. The Obligations will be indexed to one or more investment alternatives chosen by the Participant from a range of such alternatives, and the amount of the Obligations payable to the Participant will increase or decrease based on the investment returns of the chosen investment alternatives. However, no Participant deferrals actually will be invested in any investment alternative, and as a result the Participants will have no ownership interest in any of the investment alternatives.

The Obligations cannot be assigned, transferred, pledged or otherwise encumbered by the Participants, except that each Participant may designate one or more beneficiaries to receive his or her benefits upon the Participant’s death.

The total amount of Obligations being registered pursuant to this Registration Statement is $30,000,000.

The Company may not terminate the Plan. However, the Company reserves the right to amend the Plan, provided that such amendment does not result in any reduction of a Participant’s account balance, including previous earnings or losses, as of the date of such amendment. Furthermore, the Company may, in its discretion, but is not obligated to, allow additional deferrals into the Plan.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, permits the Company to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the Company, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company. No indemnification shall be made if such person shall have been adjudged liable to the Company, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Article VI of the Company’s bylaws generally provides that the Company will indemnify, to the fullest extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action or suit by the Company or in its right, by reason of the fact that such person is or was the Company’s director, officer, employee, or, while such person is or was a director, officer or employee of the Company, is or was serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company, against expenses, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding.

The Company’s bylaws further provide that this indemnification shall not be deemed exclusive of any other rights to which the indemnified person may be entitled, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representatives of that person.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

A list of exhibits filed with this Registration Statement on Form S-8 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
4.1

2005 Executive Variable Deferred Retirement Plan, as amended and restated (incorporated by reference as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2013, filed on May 7, 2013)

5.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP

23.1*	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers LLP

24.1*	Power of Attorney (See Signatures – Power of Attorney)

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Glendale, California, on August 1, 2018.

AVERY DENNISON CORPORATION

By:	/s/ Gregory S. Lovins
Gregory S. Lovins
Senior Vice President & Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Gregory S. Lovins and Susan C. Miller, and each of them, with full power of substitution, his or her true and lawful attorney-in-fact to act for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file each of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she could do in person, hereby ratifying and confirming all that said attorneys-in-fact or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mitchell R. Butier	President, Chief Executive Officer,	August 1, 2018
Mitchell R. Butier	and Director

/s/ Gregory S. Lovins	Senior Vice President and	August 1, 2018
Gregory S. Lovins	Chief Financial Officer
(Principal Financial Officer)

/s/ Lori J. Bondar	Vice President, Controller,	August 1, 2018
Lori J. Bondar	and Chief Accounting Officer
(Principal Accounting Officer)

/s/ Dean A. Scarborough	Chairman	August 1, 2018
Dean A. Scarborough

/s/ Bradley A. Alford	Director	August 1, 2018
Bradley A. Alford

/s/ Anthony K. Anderson	Director	August 1, 2018
Anthony K. Anderson

/s/ Peter K. Barker	Director	August 1, 2018
Peter K. Barker

/s/ Ken C. Hicks	Director	August 1, 2018
Ken C. Hicks

/s/ Andres A. Lopez	Director	August 1, 2018
Andres A. Lopez

/s/ David E. I. Pyott	Director	August 1, 2018
David E. I. Pyott

/s/ Patrick T. Siewert	Director	August 1, 2018
Patrick T. Siewert

/s/ Julia A. Stewart	Director	August 1, 2018
Julia A. Stewart

/s/ Martha N. Sullivan	Director	August 1, 2018
Martha N. Sullivan